Exhibit 99.1

For Immediate Release

GEMSTAR-TV GUIDE NAMES RICH BATTISTA CEO, REPLACING JEFF SHELL

Anthea Disney Named Executive Chairman of the Board

Los Angeles, CA, (December 9, 2004) – Gemstar-TV Guide International, Inc. (Nasdaq: GMST) announced today the appointment of Rich Battista as chief executive officer. Mr. Battista, most recently executive vice president of Business Development and Strategy for Fox Entertainment Group (NYSE: FEG), replaces Jeff Shell, current CEO and a member of the Company’s board of directors, who has resigned his positions with the Company. Mr. Battista’s appointment is effective immediately.

The Company also announced the appointment of Anthea Disney as executive chairman of the board of directors. Ms. Disney’s responsibilities in this newly created position at Gemstar-TV Guide will be in addition to her ongoing role as executive vice president for content at News Corporation. With Ms. Disney’s appointment, Lachlan Murdoch has resigned his position as a Gemstar-TV Guide director.

Announcing the changes, Rupert Murdoch, a member of Gemstar’s board and chairman of News Corporation, Gemstar’s largest shareholder, said: “Rich Battista is a talented, dedicated executive with operational and strategic skills. I am confident that under Rich, Gemstar-TV Guide will continue its turnaround and regain its momentum. Rich has deep relationships across the television industry, and a strong track record of identifying and capitalizing on the type of growth opportunities critical to delivering greater value to Gemstar-TV Guide’s customers and shareholders.”

Mr. Murdoch continued: “In Anthea Disney, Gemstar-TV Guide will have a chairman of exceptional experience and ability in the media industry. Anthea has a history of success turning around difficult businesses, and I feel certain that her wise counsel will be a great asset to the executive team at the Company.”

Mr. Battista said: “This is an exciting opportunity to help extend Gemstar-TV Guide’s leadership in an industry where technological advances and changing consumer viewing habits provide real growth prospects for our Company’s powerful assets. I look forward to working with the Company’s excellent management team to maximize that considerable potential.”

Mr. Murdoch thanked Jeff Shell for having steered Gemstar-TV Guide through a very difficult period in the Company’s history.

“Jeff has made invaluable contributions to Gemstar-TV Guide during his tenure, successfully navigating the Company through a management and corporate governance restructuring, and was instrumental in resolving many of its business and legal issues,” said Mr. Murdoch.

Mr. Shell joined Gemstar-TV Guide in April 2002 as chief operating officer and a member of the board, and has served as the Company’s chief executive officer since November 2002. Mr. Shell has agreed to remain with the Company during a transition period.

“I appreciate having had the opportunity to be part of Gemstar-TV Guide during this critical time. The successes we have achieved over the past few years are truly a testament to the hard work and dedication of the Company’s many talented employees,” said Mr. Shell. “With a great management team now in place, and a solid foundation laid for the Company’s future success, I leave Gemstar-TV Guide stronger than when I arrived, and in great shape to capitalize on its outstanding portfolio of assets. I love to fix and build new businesses, so I’m looking forward to taking on the next big challenge.”

Rich Battista, 40, joined Fox in 1990 and has held a variety of management roles throughout the Fox organization. Most recently, he was executive vice president of Business Development and Strategy for Fox Entertainment Group which includes Fox Broadcasting Company, Fox Sports, Fox Cable networks, Twentieth Century Fox Television, Fox Television Studios and Fox International Channels. Previously, Mr. Battista served as executive vice president, Fox Networks Group. He left Fox in 1999 to become co-founder and chief executive officer of iFUSE, a now dissolved youth culture media company. He returned to Fox in 2001 as executive vice president, Fox Television. Before joining Fox, Mr. Battista worked as a financial analyst at Morgan Stanley. Mr. Battista holds a Masters of Business Administration from Harvard Business School and graduated cum laude with a Bachelor of Science degree in Business Administration from Georgetown University.

Anthea Disney is executive vice president for Content at News Corporation. In this position she guides the Company’s global initiatives in content development and distribution. She is also a member of News Corporation’s Executive Management Committee. Prior to this, Ms. Disney held various roles including chairman and chief executive officer of TV Guide, Inc. and president and CEO of HarperCollins Publishers, a position she held since March 1996. Ms. Disney joined News Corporation in 1990.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Forward-Looking Statements
Except for historical information contained herein, the matters discussed in this news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our new initiatives aimed at increasing advertising revenues at TV Guide Channel; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, and TV Guide Interactive are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contact:
Media:
Christine Levesque
212-852-7585

Investors:
Rob Carl
323-817-4600